EXHIBIT 99.1

CONSENT OF IWSR

IWSR Drinks Market Analysis Limited consents to the reproduction from our report titled “Global Cocktail Bitters Snapshot,” dated March 23, 2022, prepared for Australian Boutique Spirits Pty Ltd, now known as Innovation Beverage Group Limited, of the graphical data presented on page 4 titled “Bitters by Volume 2015-2025,” “Volume ’000 9lcs,” and “Value ’000s $ USD” and presented on page 5 titled “Cocktail Bitters by Volume 2015-2025,” “Volume ’000 9lcs,” and “Value ’000s $ USD” in the filing of this registration statement with the U.S. Securities and Exchange Commission.

IWSR DRINKS MARKET ANALYSIS LIMITED

By:	/s/ Stephen Turner
Name:	Stephen Turner
Title:	Commercial Director - Asia Pacific
Date:	15/07/22